Investor Contact: Media Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike—zimmerman@mgic.com Katie Monfre, Corporate Communications, (414) 347-2650, katie—monfre@mgic.com

Exhibit 99

MGIC Investment Corporation
Reports First Quarter 2011 Results

MILWAUKEE (April 20 , 2011) — MGIC Investment Corporation (NYSE:MTG) today reported a net loss for the quarter ended March 31, 2011 of $33.7 million, compared with a net loss of $150.1 million for the same quarter a year ago. Diluted loss per share was $0.17 for the quarter ending March 31, 2011, compared to diluted loss per share of $1.20 for the same quarter a year ago.

Total revenues for the first quarter were $353.1 million, compared with $370.8 million in the first quarter last year. Net premiums written for the quarter were $274.5 million, compared with $256.1 million for the same period last year.

New insurance written in the first quarter was $3.0 billion, compared to $1.8 billion in the first quarter of 2010. In addition, the Home Affordable Refinance Program accounted for $894.2 million of insurance that is not included in the new insurance written total due to these transactions being treated as a modification of the coverage on existing insurance in force. Persistency, or the percentage of insurance remaining in force from one year prior, was 83.7 percent at March 31, 2011, compared with 84.4 percent at December 31, 2010, and 85.6 percent at March 31, 2010.

As of March 31, 2011, MGIC’s primary insurance in force was $186.9 billion, compared with $191.3 billion at December 31, 2010, and $207.1 billion at March 31, 2010. The fair value of MGIC Investment Corporation’s investment portfolio, cash and cash equivalents was $8.3 billion at March 31, 2011, compared with $8.8 billion at December 31, 2010, and $8.3 billion at March 31, 2010.

At March 31, 2011, the percentage of loans that were delinquent, excluding bulk loans, was 13.87 percent, compared with 14.94 percent at December 31, 2010, and 15.38 percent at March 31, 2010. Including bulk loans, the percentage of loans that were delinquent at March 31, 2011 was 16.35 percent, compared to 17.48 percent at December 31, 2010, and 18.14 percent at March 31, 2010.

Losses incurred in the first quarter were $310.4 million down from $454.5 million reported for the same period last year primarily due to a decrease in the default inventory. Net underwriting and other expenses were $57.6 million in the first quarter as compared to $59.9 million reported for the same period last year.

Wall Street Bulk transactions, as of March 31, 2011, included approximately 86,700 loans with insurance in force of approximately $13.7 billion and risk in force of approximately $4.0 billion.  The $169.9 million premium deficiency reserve as of March 31, 2011 reflects the present value of expected future losses and expenses that exceeded the present value of expected future premium and already established loss reserves. Within the premium deficiency calculation, our present value of expected future paid losses and expenses, net of expected future premium was $1,169.7 million, offset by already established loss reserves of $999.8 million.

Conference Call and Webcast Details

MGIC Investment Corporation will hold a conference call today, April 20, 2011, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-866-847-7863. The call is being webcast and can be accessed at the company’s website at http://mtg.mgic.com/. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Investors can listen to the call through CCBN’s individual investor center at http://www.companyboardroom.com/ or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay on the company’s website through May 20, 2011 under Investor Information.

About MGIC

MGIC (http://www.mgic.com/), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $186.9 billion primary insurance in force covering 1.2 million mortgages as of March 31, 2011. MGIC serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics are both available on the Company’s website at http://www.mgic.com/ under Investor Information,  Press Releases or Presentations/Webcasts.

Safe Harbor Statement

Forward Looking Statements and Risk Factors:

Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission. These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.

The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduction of the number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.

The financial reform legislation that was passed in July 2010 (the “Dodd-Frank Act” or “Dodd-Frank”) requires a securitizer to retain 5% of the risk associated with mortgage loans that are securitized, and in some cases the retained risk may be allocated between the securitizer and the lender that originated the loan, all as specified by regulations to be adopted under Dodd-Frank by various federal financial institutions regulators.  This risk retention requirement does not apply to mortgage loans that are Qualified Residential Mortgages (“QRMs”) or that are insured by the FHA or another federal agency.   In March 2011, federal regulators issued the proposed risk retention rule that includes a definition of QRM. The proposed definition of QRM allows a maximum loan-to-value ratio (“LTV”) of 80% on a home purchase transaction. The LTV is to be calculated without including mortgage insurance. Public comments to the proposed rule are due June 10, 2011. The regulators requested that the public comments include information that may be used to assess whether loans with mortgage insurance are less likely to default than other loans and they requested public comments regarding the possibility of expanding the QRM definition to include loans with 90% LTVs that have mortgage insurance. Under the proposed rule, because of the capital support provided by the U.S. Government, the GSEs satisfy the Dodd-Frank risk-retention requirements while they are in conservatorship. Therefore, lenders that originate loans that are sold to the GSEs while they are in conservatorship will not be required to retain risk associated with those loans. Depending on the maximum LTV allowed in the final definition of QRM, to what extent, if any, the presence of mortgage insurance would allow for a higher LTV in the definition of QRM, and whether lenders choose mortgage insurance for non-QRM loans, the amount of new insurance that we write may be materially adversely affected.  See also “— If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.” The following table shows the percentage of our new risk written by LTV for the first quarter of 2011 and for the year ended December 31, 2010.

	Percentage of new risk written
	1Q	Full Year
	2011	2010
LTV:
85% and under	7%	7%
85.1% — 90%	44%	48%
90.1% — 95%	48%	44%
95.1% — 97%	1%	1%
> 97%	0%	0%

Alternatives to private mortgage insurance include:

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration, or FHA, and the Veterans Administration,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance, using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, or accepting credit risk without credit enhancement, and

•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

The FHA substantially increased its market share beginning in 2008. We believe that the FHA’s market share increased, in part, because private mortgage insurers have tightened their underwriting guidelines (which has led to increased utilization of the FHA’s programs) and because of increases in the amount of loan level delivery fees that the GSEs assess on loans (which result in higher costs to borrowers). In addition, federal legislation and programs provided the FHA with greater flexibility in establishing new products and increased the FHA’s competitive position against private mortgage insurers.  However, FHA’s 2010 and expected 2011 pricing, when compared to our credit-tiered pricing introduced in 2010 (and considering the effects of GSE pricing changes), may allow us to be more competitive with the FHA than in the recent past for loans with high FICO credit scores. We cannot predict, however, what impact these premium changes will have on new insurance written in the future.

Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.

The majority of our insurance written is for loans sold to Fannie Mae and Freddie Mac. The business practices of the GSEs affect the entire relationship between them, lenders and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation), when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level delivery fees (which result in higher costs to borrowers) that the GSEs assess on loans that require mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	the underwriting standards that determine what loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs, and

•	the extent to which the GSEs intervene in mortgage insurers’ rescission practices or rescission settlement practices with lenders. Freddie Mac recently advised its servicers that they must obtain its prior approval for related settlements and Fannie Mae recently advised its servicers that they are prohibited from entering into such settlements. In addition, Fannie Mae recently notified us that we must obtain its prior approval to enter into certain settlements.

In September 2008, the Federal Housing Finance Agency (“FHFA”) was appointed as the conservator of the GSEs. As their conservator, FHFA controls and directs the operations of the GSEs. The appointment of FHFA as conservator, the increasing role that the federal government has assumed in the residential mortgage market, our industry’s inability, due to capital constraints, to write sufficient business to meet the needs of the GSEs or other factors may increase the likelihood that the business practices of the GSEs change in ways that may have a material adverse effect on us. In addition, these factors may increase the likelihood that the charters of the GSEs are changed by new federal legislation. The Dodd-Frank Act required the U.S. Department of the Treasury to report its recommendations regarding options for ending the conservatorship of the GSEs. This report was released on February 11, 2011 and while it does not provide any definitive timeline for GSE reform, it does recommend using a combination of federal housing policy changes to wind down the GSEs, shrink the government’s footprint in housing finance, and help bring private capital back to the mortgage market. Members of the House of Representatives and the Senate have since introduced several bills intended to scale back the GSEs. The bills include proposals to abolish the GSEs’ affordable housing goals, reduce the conforming loan limits, increase guarantee fees and set annual limits on the size of each GSE’s retained portfolio. As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the domestic residential housing finance system in the future or the impact of any such changes on our business.  In addition, the timing of the impact on our business is uncertain.  Any changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.

The GSEs have different loan purchase programs that allow different levels of mortgage insurance coverage. Under the “charter coverage” program, on certain loans lenders may choose a mortgage insurance coverage percentage that is less than the GSEs’ “standard coverage” and only the minimum required by the GSEs’ charters, with the GSEs paying a lower price for such loans. During 2010 and the first quarter of 2011, more than 90% of our volume was on loans with GSE standard coverage. We charge higher premium rates for higher coverage percentages. To the extent lenders selling loans to GSEs in the future choose charter coverage for loans that we insure, our revenues would be reduced and we could experience other adverse effects. The pricing changes we implemented in 2010 (see “— The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations”) may eliminate a lender’s incentive to use GSE charter coverage in place of standard coverage.

Both of the GSEs have guidelines on terms under which they can conduct business with mortgage insurers, such as MGIC, with financial strength ratings below Aa3/AA-. (MGIC’s financial strength rating from Moody’s is Ba3, with a positive outlook and from Standard & Poor’s is B+, with a negative outlook.) For information about how these guidelines could affect us, see “— MGIC may not continue to meet the GSEs’ mortgage insurer eligibility requirements.”

MGIC may not continue to meet the GSEs’ mortgage insurer eligibility requirements.

The majority of our insurance written is for loans sold to Fannie Mae and Freddie Mac, each of which has mortgage insurer eligibility requirements. Currently, MGIC is operating with each GSE as an eligible insurer under a remediation plan. We believe that the GSEs view remediation plans as a continuing process of interaction with a mortgage insurer and MGIC will continue to operate under a remediation plan for the foreseeable future. There can be no assurance that MGIC will be able to continue to operate as an eligible mortgage insurer under a remediation plan. In particular, the GSEs are currently in discussions with mortgage insurers regarding their standard mortgage insurer eligibility requirements and may make changes to them in the near future that may make them more stringent than the current requirements.  The GSEs may include the eligibility requirements, as finally adopted, as part of our current remediation plan.  If MGIC ceases to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings.

We have reported net losses for the last four years, expect to continue to report annual net losses, and cannot assure you when we will return to profitability.

For the years ended December 31, 2010, 2009, 2008 and 2007, we had a net loss of $0.4 billion, $1.3 billion, $0.5 billion and $1.7 billion, respectively. For the first quarter of 2011, we reported a net loss of $33.7 million. We currently expect to continue to report annual net losses, the size of which will depend primarily on the amount of our incurred and paid losses from our existing business and to a lesser extent on the amount and profitability of our new business. Our incurred and paid losses are dependent on factors that make prediction of their amounts difficult and any forecasts are subject to significant volatility. Although we currently expect to return to profitability on an annual basis, we cannot assure you when, or if, this will occur. Among the assumptions underlying our forecasts are that loan modification programs will only modestly mitigate losses; the cure rate steadily improves but does not return to historic norms until 2013; there is no change to our current rescission practices and any foreclosure moratoriums will have no significant effect on earnings. In this regard, see “— It is uncertain what effect foreclosure moratoriums and issues arising from the investigation of servicers’ foreclosure procedures will have on us” and “— We may not continue to realize benefits from rescissions at the rates we have recently experienced and we may not prevail in proceedings challenging whether our rescissions were proper.” The net losses we have experienced have eroded, and any future net losses will erode, our shareholders’ equity and could result in equity being negative.

Even though our plan to write new insurance in MGIC Indemnity Corporation (“MIC”) has received approval from the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”) and the GSEs, we cannot guarantee that the implementation of our plan will allow us to continue to write new insurance on an uninterrupted basis.

The insurance laws or regulations of 16 jurisdictions, including Wisconsin, require a mortgage insurer to maintain a minimum amount of statutory capital relative to the risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the risk-to-capital requirement. While formulations of minimum capital may vary in certain jurisdictions, the most common measure applied allows for a maximum permitted risk-to-capital ratio of 25 to 1. At March 31, 2011, MGIC’s risk-to-capital ratio was 19.7 to 1 and the risk-to-capital ratio of our combined insurance operations (which includes reinsurance affiliates) was 23.0 to 1. A high risk-to-capital ratio on a combined basis could affect MGIC’s ability to utilize reinsurance arrangements with its subsidiaries or subsidiaries of our holding company, absent a contribution of capital to such subsidiaries.  These reinsurance arrangements permit MGIC to write insurance with a higher coverage percentage than it could on its own under certain state-specific requirements.  Based upon internal company estimates, MGIC’s risk-to-capital ratio over the next few years, after giving effect to any contribution to MGIC of the proceeds from our April 2010 common stock and convertible notes offerings beyond the contribution already made, could reach 40 to 1 or even higher under a stress loss scenario.  For more information regarding the assumptions underlying our forecasts, see “— We have reported net losses for the last four years, expect to continue to report annual net losses, and cannot assure you when we will return to profitability.”

In December 2009, the OCI issued an order waiving, until December 31, 2011, its risk-to-capital requirement. MGIC has also applied for waivers in all other jurisdictions that have risk-to-capital requirements. MGIC has received waivers from some of these jurisdictions which expire at various times.  One waiver expired on December 31, 2010 and was not immediately renewed because the need for a waiver was not considered imminent.  MGIC may reapply for the waiver.  Some jurisdictions have denied the request and others may deny the request. The OCI and insurance departments of other jurisdictions, in their sole discretion, may modify, terminate or extend their waivers. If the OCI or another insurance department modifies or terminates its waiver, or if it fails to renew its waiver after expiration, depending on the circumstances, MGIC could be prevented from writing new business anywhere, in the case of the waiver from the OCI, or in the particular jurisdiction, in the case of the other waivers, if MGIC’s risk-to-capital ratio exceeds 25 to 1 unless MGIC obtained additional capital to enable it to comply with the risk-to-capital requirement. New insurance written in the jurisdictions that have risk-to-capital requirements represented approximately 50% of new insurance written in 2010 and the first quarter of 2011. If we were prevented from writing new business in all jurisdictions, our insurance operations in MGIC would be in run-off (meaning no new loans would be insured but loans previously insured would continue to be covered, with premiums continuing to be received and losses continuing to be paid on those loans) until MGIC either met the applicable risk-to-capital requirement or obtained a necessary waiver to allow it to once again write new business.

We cannot assure you that the OCI or any other jurisdiction that has granted a waiver of its risk-to-capital requirements will not modify or revoke the waiver, that it will renew the waiver when it expires or that MGIC could obtain the additional capital necessary to comply with the risk-to-capital requirement. Depending on the circumstances, the amount of additional capital we might need could be substantial. See “— Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.”

We have implemented a plan to write new mortgage insurance in MIC in selected jurisdictions in order to address the likelihood that in the future MGIC will not meet the minimum regulatory capital requirements discussed above and may not be able to obtain appropriate waivers of these requirements in all jurisdictions in which minimum requirements are present.  MIC has received the necessary approvals, including from the OCI, to write business in all of the jurisdictions in which MGIC would be prohibited from continuing to write new business in the event of MGIC’s failure to meet applicable regulatory capital requirements and obtain waivers of those requirements.

In October 2009, we, MGIC and MIC entered into an agreement with Fannie Mae (the “Fannie Mae Agreement”) under which MGIC agreed to contribute $200 million to MIC (which MGIC has done) and Fannie Mae approved MIC as an eligible mortgage insurer through December 31, 2011 subject to the terms of the Fannie Mae Agreement. Under the Fannie Mae Agreement, MIC will be eligible to write mortgage insurance only in those jurisdictions (other than Wisconsin) in which MGIC cannot write new insurance due to MGIC’s failure to meet regulatory capital requirements and if MGIC fails to obtain relief from those requirements or a specific waiver of them. The Fannie Mae Agreement, including certain restrictions imposed on us, MGIC and MIC, is summarized more fully in, and included as an exhibit to, our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 16, 2009.

On February 11, 2010, Freddie Mac notified MGIC that it may utilize MIC to write new business in jurisdictions in which MGIC does not meet minimum regulatory capital requirements to write new business and does not obtain appropriate waivers of those requirements. This conditional approval to use MIC as a “Limited Insurer” (the “Freddie Mac Notification”) will expire December 31, 2012. This conditional approval includes terms substantially similar to those in the Fannie Mae Agreement and is summarized more fully in our Form 8-K filed with the SEC on February 16, 2010.

Under the Fannie Mae Agreement, Fannie Mae approved MIC as an eligible mortgage insurer only through December 31, 2011.   Freddie Mac has approved MIC as a “Limited Insurer” only through December 31, 2012. Unless Fannie Mae and Freddie Mac extend or modify the terms of their approvals of MIC, whether MIC will continue as an eligible mortgage insurer after these dates will be determined by the applicable GSE’s mortgage insurer eligibility requirements then in effect. For more information, see “— MGIC may not continue to meet the GSEs’ mortgage insurer eligibility requirements.” Further, under the Fannie Mae Agreement and the Freddie Mac Notification, MGIC cannot capitalize MIC with more than the $200 million contribution already made without prior approval from each GSE, which, in future years, may limit the amount of business MIC would otherwise write. Depending on the level of losses that MGIC experiences in the future, however, it is possible that regulatory action by one or more jurisdictions, including those that do not have specific regulatory capital requirements applicable to mortgage insurers, may prevent MGIC from continuing to write new insurance in some or all of the jurisdictions in which MIC is not an eligible mortgage insurer.

A failure to meet the specific minimum regulatory capital requirements to insure new business does not necessarily mean that MGIC does not have sufficient resources to pay claims on its insurance liabilities. While we believe that MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force, even in scenarios in which it fails to meet regulatory capital requirements, we cannot assure you that the events that led to MGIC failing to meet regulatory capital requirements would not also result in it not having sufficient claims paying resources. Furthermore, our estimates of MGIC’s claims paying resources and claim obligations are based on various assumptions. These assumptions include our anticipated rescission activity, future housing values and future unemployment rates. These assumptions are subject to inherent uncertainty and require judgment by management. Current conditions in the domestic economy make the assumptions about housing values and unemployment rates highly volatile in the sense that there is a wide range of reasonably possible outcomes. Our anticipated rescission activity is also subject to inherent uncertainty due to the difficulty of predicting the amount of claims that will be rescinded and the outcome of any legal proceedings related to rescissions that we make, including those with Countrywide (for more information about the Countrywide legal proceedings, see “— We are subject to the risk of private litigation and regulatory proceedings”).

We may not continue to realize benefits from rescissions at the rates we have recently experienced and we may not prevail in proceedings challenging whether our rescissions were proper.

Historically, rescissions of policies for which claims have been submitted to us were not a material portion of our claims resolved during a year. However, beginning in 2008, our rescissions of policies have materially mitigated our paid losses. In each of 2009 and 2010, rescissions mitigated our paid losses by approximately $1.2 billion and in the first quarter of 2011, rescissions mitigated our paid losses by approximately $0.2 billion (in each case, the figure includes amounts that would have either resulted in a claim payment or been charged to a deductible under a bulk or pool policy, and may have been charged to a captive reinsurer). While we have a substantial pipeline of claims investigations that we expect will eventually result in future rescissions, we expect that rescissions will not continue at the same rates (as a percentage of claims received) we have previously experienced.

In addition, our loss reserving methodology incorporates the effects we expect rescission activity to have on the losses we will pay on our delinquent inventory. A variance between ultimate actual rescission rates and these estimates, as a result of the outcome of claims investigations, litigation, settlements or other factors, could materially affect our losses. See “—Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.” We estimate rescissions mitigated our incurred losses by approximately $2.5 billion in 2009 and $0.2 billion in 2010. For the first quarter of 2011, we estimate that rescissions had no material impact on our losses incurred.  All of these figures include the benefit of claims not paid in the period as well as the impact of changes in our estimated expected rescission activity on our loss reserves in the period. In recent quarters, between 20% and 28% of claims received in a quarter have been resolved by rescissions. At March 31, 2011, we had 195,885 loans in our primary delinquency inventory; the resolution of a significant portion of these loans will not involve paid claims.

If the insured disputes our right to rescind coverage, the outcome of the dispute ultimately would be determined by legal proceedings. Legal proceedings disputing our right to rescind coverage may be brought up to three years after the lender has obtained title to the property (typically through a foreclosure) or the property was sold in a sale that we approved, whichever is applicable, although in a few jurisdictions there is a longer time to bring such an action. For nearly all of our rescissions that are not subject to a settlement agreement, the period in which a dispute may be brought has not ended. We consider a rescission resolved for reporting purposes even though legal proceedings have been initiated and are ongoing.  Although it is reasonably possible that, when the proceedings are completed, there will be a determination that we were not entitled to rescind in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability.  Under Accounting Standards Codification (“ASC”) 450-20, an estimated loss from such proceedings is accrued for only if we determine that the loss is probable and can be reasonably estimated.  Therefore, when establishing our loss reserves, we do not include additional loss reserves that would reflect an adverse outcome from ongoing legal proceedings, including those with Countrywide. Countrywide has filed a lawsuit against MGIC alleging that MGIC has denied, and continues to deny, valid mortgage insurance claims.  MGIC has filed an arbitration case against Countrywide regarding rescissions and Countrywide has responded seeking damages, including exemplary damages. For more information about this lawsuit and arbitration case, see“— We are subject to the risk of private litigation and regulatory proceedings” as well as Item 3, “Legal Proceedings,” in our Annual Report on Form 10-K for the year ended December 31, 2010.

In 2010, we entered into a settlement agreement with a lender-customer regarding our rescission practices and we may enter into additional settlement agreements with other lenders in the future. For information regarding GSE restrictions on such settlement agreements, see “— Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.”

We continue to discuss with other lenders their objections to material rescissions.  In addition to the proceedings involving Countrywide, we are involved in legal proceedings with respect to rescissions that we do not consider to be collectively material in amount.  Although it is reasonably possible that, when these discussions or proceedings are completed, there will be a conclusion or determination that we were not entitled to rescind in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability.

We are subject to the risk of private litigation and regulatory proceedings.

Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. Mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC settled class action litigation against it under RESPA in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in December 2004 following denial of class certification in June 2004. Since December 2006, class action litigation has been brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. On November 29, 2010, six mortgage insurers (including MGIC) and a large mortgage lender (which was the named plaintiffs’ lender) were named as defendants in a complaint, alleged to be a class action, filed in Federal District Court for the District of Columbia.  The complaint alleges various causes of action related to the captive mortgage reinsurance arrangements of this mortgage lender, including that the defendants violated RESPA by paying the lender’s captive reinsurer excessive premiums in relation to the risk assumed by that captive. The named plaintiffs’ loan was not insured by MGIC and it is our understanding that it was not reinsured by this mortgage lender’s captive reinsurance affiliates.  In March 2011, the complaint was voluntarily dismissed by the plaintiffs as to MGIC and all of the other mortgage insurers. There can be no assurance that we will not be subject to future litigation under RESPA (or FCRA) or that the outcome of any such litigation would not have a material adverse effect on us.

We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. Given the recent significant losses incurred by many insurers in the mortgage and financial guaranty industries, our insurance subsidiaries have been subject to heightened scrutiny by insurance regulators. State insurance regulatory authorities could take actions, including changes in capital requirements or termination of waivers of capital requirements, that could have a material adverse effect on us. In addition, the Dodd-Frank Act establishes the Bureau of Consumer Financial Protection to regulate the offering and provision of consumer financial products or services under federal law. We are uncertain whether this Bureau will issue any rules or regulations that affect our business. Such rules and regulations could have a material adverse effect on us.

In June 2005, in response to a letter from the New York Insurance Department, we provided information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. In February 2006, the New York Insurance Department requested MGIC to review its premium rates in New York and to file adjusted rates based on recent years’ experience or to explain why such experience would not alter rates. In March 2006, MGIC advised the New York Insurance Department that it believes its premium rates are reasonable and that, given the nature of mortgage insurance risk, premium rates should not be determined only by the experience of recent years. In February 2006, in response to an administrative subpoena from the Minnesota Department of Commerce (the “MN Department”), which regulates insurance, we provided the MN Department with information about captive mortgage reinsurance and certain other matters. We subsequently provided additional information to the MN Department, and beginning in March 2008 the MN Department has sought additional information as well as answers to questions regarding captive mortgage reinsurance on several occasions. In addition, beginning in June 2008, we have received subpoenas from the Department of Housing and Urban Development, commonly referred to as HUD, seeking information about captive mortgage reinsurance similar to that requested by the MN Department, but not limited in scope to the state of Minnesota. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.

The anti-referral fee provisions of RESPA provide that HUD as well as the insurance commissioner or attorney general of any state may bring an action to enjoin violations of these provisions of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our captive reinsurance arrangements are in conformity with applicable laws and regulations, it is not possible to predict the outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.

Five previously-filed purported class action complaints filed against us and several of our executive officers were consolidated in March 2009 in the United States District Court for the Eastern District of Wisconsin and Fulton County Employees’ Retirement System was appointed as the lead plaintiff. The lead plaintiff filed a Consolidated Class Action Complaint (the “Complaint”) on June 22, 2009. Due in part to its length and structure, it is difficult to summarize briefly the allegations in the Complaint but it appears the allegations are that we and our officers named in the Complaint violated the federal securities laws by misrepresenting or failing to disclose material information about (i) loss development in our insurance in force, and (ii) C-BASS, including its liquidity. Our motion to dismiss the Complaint was granted on February 18, 2010. On March 18, 2010, plaintiffs filed a motion for leave to file an amended complaint. Attached to this motion was a proposed Amended Complaint (the “Amended Complaint”). The Amended Complaint alleged that we and two of our officers named in the Amended Complaint violated the federal securities laws by misrepresenting or failing to disclose material information about C-BASS, including its liquidity, and by failing to properly account for our investment in C-BASS. The Amended Complaint also named two officers of C-BASS with respect to the Amended Complaint’s allegations regarding C-BASS. The purported class period covered by the Amended Complaint began on February 6, 2007 and ended on August 13, 2007. The Amended Complaint sought damages based on purchases of our stock during this time period at prices that were allegedly inflated as a result of the purported violations of federal securities laws. On December 8, 2010, the plaintiffs’ motion to file an amended complaint was denied and the Complaint was dismissed with prejudice.  On January 6, 2011, the plaintiffs appealed the February 18, 2010 and December 8, 2010 decisions to the United States Court of Appeals for the Seventh Circuit.  We are unable to predict the outcome of these consolidated cases or estimate our associated expenses or possible losses. Other lawsuits alleging violations of the securities laws could be brought against us.

Several law firms have issued press releases to the effect that they are investigating us, including whether the fiduciaries of our 401(k) plan breached their fiduciary duties regarding the plan’s investment in or holding of our common stock or whether we breached other legal or fiduciary obligations to our shareholders. We intend to defend vigorously any proceedings that may result from these investigations.

With limited exceptions, our bylaws provide that our officers and 401(k) plan fiduciaries are entitled to indemnification from us for claims against them.

On December 17, 2009, Countrywide filed a complaint for declaratory relief in the Superior Court of the State of California in San Francisco (the “California State Court”) against MGIC. This complaint alleges that MGIC has denied, and continues to deny, valid mortgage insurance claims submitted by Countrywide and says it seeks declaratory relief regarding the proper interpretation of the insurance policies at issue. On January 19, 2010, we removed this case to the United States District Court for the Northern District of California (the “District Court”). On March 30, 2010, the District Court ordered the case remanded to the California State Court. We have appealed this decision to the United States Court of Appeals for the Ninth Circuit (the “Court of Appeals”) and asked the Court of Appeals to vacate the remand and stay proceedings in the District Court. On May 17, 2010, the Court of Appeals denied a stay of the District Court’s remand order. On May 28, 2010, Countrywide filed an amended complaint substantially similar to the original complaint in the California State Court. On July 2, 2010, we filed a petition in the California State Court to compel arbitration and stay the litigation in that court.  On August 26, 2010, Countrywide filed an opposition to our petition.  Countrywide’s opposition states that there are thousands of loans for which it disputes MGIC’s interpretation of the flow insurance policies at issue. On September 16, 2010, we filed a reply to Countrywide’s opposition.  On October 1, 2010, the California State Court stayed the litigation in that court pending a final ruling on our appeal.

In connection with the Countrywide dispute discussed above, on February 24, 2010, we commenced an arbitration action against Countrywide seeking a determination that MGIC was entitled to deny and/or rescind coverage on the loans involved in the arbitration action, which were insured through the flow channel and numbered more than 1,400 loans as of the filing of the action.  On March 16, 2010, Countrywide filed a response to our arbitration action objecting to the arbitrator’s jurisdiction in view of the case initiated by Countrywide in the California State Court and asserting various defenses to the relief sought by MGIC in the arbitration. On December 20, 2010, we filed an amended demand in the arbitration proceeding.  This amended demand increased the number of loans for which we denied and/or rescinded coverage and which were insured through the flow channel to more than 3,300.  We continue to rescind insurance coverage on additional Countrywide loans.  On December 20, 2010 Countrywide filed an amended response. In the amended response, Countrywide is seeking relief for rescissions on loans insured by MGIC through the flow channel and more than 30 bulk insurance policies.   In April 2011, Countrywide indicated that it believes MGIC has improperly rescinded coverage on more than 5,000 loans. The amended response also seeks damages as a result of purported breaches of insurance policies issued by MGIC and additional damages, including exemplary damages, on account of MGIC’s purported breach of an implied covenant of good faith and fair dealing. The amended response states that Countrywide seeks damages “well-exceeding” $150 million; the original response sought damages of at least $150 million.  On January 17, 2011, Countrywide filed an answer to MGIC’s amended demand and MGIC filed an answer to Countrywide’s amended response.  Countrywide and MGIC have each selected 12 loans for which a three-member arbitration panel will determine coverage.  While the panel’s determination will not be binding on the other loans at issue, the panel will identify the issues for these 24 “bellwether” loans and strive to set forth findings of fact and conclusions of law in such a way as to aid the parties to apply them to the other loans at issue.  The hearing before the panel on the bellwether loans that had previously been scheduled to begin in October, 2011 has been postponed to May, 2012.

From January 1, 2008 through March 31, 2011, rescissions of Countrywide-related loans mitigated our paid losses on the order of $360 million. This amount is the amount we estimate we would have paid had the loans not been rescinded.  On a per loan basis, the average amount that we would have paid had the loans not been rescinded was approximately $72 thousand.  At March 31, 2011, 41,696 loans in our primary delinquency inventory were Countrywide-related loans (approximately 21% of our primary delinquency inventory).  Of these 41,696 loans, some will cure their delinquency and the remainder will either become paid claims or will be rescinded.  From January 1, 2008 through March 31, 2011, of the claims on Countrywide-related loans that were resolved (a claim is resolved when it is paid or rescinded; claims that are submitted but which are under review are not resolved until one of these two outcomes occurs), approximately 72% were paid and the remaining 28% were rescinded.

The flow policies at issue with Countrywide are in the same form as the flow policies that we use with all of our customers, and the bulk policies at issue vary from one another, but are generally similar to those used in the majority of our Wall Street bulk transactions. Because our rescission practices with Countrywide do not differ from our practices with other servicers with which we have not entered into settlement agreements, an adverse result in the Countrywide proceeding may adversely affect the ultimate result of rescissions involving other servicers and lenders.  From January 1, 2008 through March 31, 2011, we estimate that total rescissions mitigated our incurred losses by approximately $3.1 billion, which included approximately $2.2 billion of mitigation on paid losses, excluding amounts that would have been applied to a deductible. At March 31, 2011, we estimate that our total loss reserves were benefited from rescissions by approximately $1.1 billion.

We intend to defend MGIC against Countrywide’s complaint and arbitration response, and to pursue MGIC’s claims in the arbitration, vigorously. However, we are unable to predict the outcome of these proceedings or their effect on us. Also, although it is reasonably possible that, when the proceedings are completed, there will be a determination that we were not entitled to rescind in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability. Under ASC 450-20, an estimated loss is accrued for only if we determine that the loss is probable and can be reasonably estimated. Therefore, we have not accrued any reserves that would reflect an adverse outcome in this proceeding.  An accrual for an adverse outcome in this (or any other) proceeding would be a reduction to our capital.  In this regard, see “— Even though our plan to write new insurance in MGIC Indemnity Corporation (“MIC”) has received approval from the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”) and the GSEs, we cannot guarantee that the implementation of our plan will allow us to continue to write new insurance on an uninterrupted basis.”

In addition to the rescissions at issue with Countrywide, we have a substantial pipeline of claims investigations (including investigations involving loans related to Countrywide) that we expect will eventually result in future rescissions. In 2010, we entered into a settlement agreement with a lender-customer regarding our rescission practices. We continue to discuss with other lenders their objections to material rescissions.  In addition to the proceedings involving Countrywide, we are involved in legal proceedings with respect to rescissions that we do not consider to be collectively material in amount.   For additional information about rescissions as well as the settlement referred to above, see “— We may not continue to realize benefits from rescissions at the rates we have recently experienced and we may not prevail in proceedings challenging whether our rescissions were proper.”

In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.

Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses, losses may have a disproportionate adverse effect on our earnings in certain periods.

In accordance with generally accepted accounting principles in the United States, commonly referred to as GAAP, we establish loss reserves only for loans in default. Reserves are established for reported insurance losses and loss adjustment expenses based on when notices of default on insured mortgage loans are received. Reserves are also established for estimated losses incurred on notices of default that have not yet been reported to us by the servicers (this is often referred to as “IBNR”). We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss. Because our reserving method does not take account of the impact of future losses that could occur from loans that are not delinquent, our obligation for ultimate losses that we expect to occur under our policies in force at any period end is not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses may have a material impact on future results as losses emerge.

Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.

We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss on delinquent loans. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions.  We rescind policies and deny claims in cases where we believe our policy allows us to do so. Therefore, when establishing our loss reserves, we do not include additional loss reserves that would reflect an adverse development from ongoing dispute resolution proceedings, including those with Countrywide, or from ongoing disagreements over the interpretation of our policy, including those with one of our pool insurance insureds related to the computation of the aggregate loss limit under a pool insurance policy.  For more information regarding Countrywide, see “— We are subject to the risk of private litigation and regulatory proceedings” and for more information regarding the pool insurance disagreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Consolidated Operations – Pool Insurance” in our Annual Report on Form 10-K for the year ended December 31, 2010.

The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. Current conditions in the housing and mortgage industries make the assumptions that we use to establish loss reserves more volatile than they would otherwise be. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions, including unemployment, leading to a reduction in borrowers’ income and thus their ability to make mortgage payments, a drop in housing values that could materially reduce our ability to mitigate potential loss through property acquisition and resale or expose us to greater loss on resale of properties obtained through the claim settlement process and mitigation from rescissions being materially less than assumed. Changes to our estimates could result in material impact to our results of operations, even in a stable economic environment, and there can be no assurance that actual claims paid by us will not be substantially different than our loss reserves.

Loan modification and other similar programs may not continue to provide material benefits to us and our losses on loans that re-default can be higher than what we would have paid had the loan not been modified.

Beginning in the fourth quarter of 2008, the federal government, including through the Federal Deposit Insurance Corporation (the “FDIC”) and the GSEs, and several lenders have adopted programs to modify loans to make them more affordable to borrowers with the goal of reducing the number of foreclosures. During 2010 and the first quarter of 2011, we were notified of modifications that cured delinquencies that had they become paid claims would have resulted in approximately $3.2 billion and $0.5 billion, respectively, of estimated claim payments. As noted below, we cannot predict with a high degree of confidence what the ultimate re-default rate will be.  For internal reporting purposes, we assume approximately 50% of those modifications will ultimately re-default, and those re-defaults may result in future claim payments.  Because modifications cure the defaults with respect to the previously defaulted loans, our loss reserves do not account for potential re-defaults unless at the time the reserve is established, the re-default has already occurred.  Based on information that is provided to us, most of the modifications resulted in reduced payments from interest rate and/or amortization period adjustments; less than 5% resulted in principal forgiveness.

One loan modification program is the Home Affordable Modification Program (“HAMP”). Some of HAMP’s eligibility criteria relate to the borrower’s current income and non-mortgage debt payments. Because the GSEs and servicers do not share such information with us, we cannot determine with certainty the number of loans in our delinquent inventory that are eligible to participate in HAMP. We believe that it could take several months from the time a borrower has made all of the payments during HAMP’s three month “trial modification” period for the loan to be reported to us as a cured delinquency.

We rely on information provided to us by the GSEs and servicers. We do not receive all of the information from such sources that is required to determine with certainty the number of loans that are participating in, or have successfully completed, HAMP. We are aware of approximately 15,400 loans in our primary delinquent inventory at March 31, 2011 for which the HAMP trial period has begun and which trial periods have not been reported to us as completed or cancelled.  Through March 31, 2011 approximately 27,700 delinquent primary loans have cured their delinquency after entering HAMP and are not in default. We believe that we have realized the majority of the benefits from HAMP because the number of loans insured by us that we are aware are entering HAMP trial modification periods has decreased significantly over time.

The effect on us of loan modifications depends on how many modified loans subsequently re-default, which in turn can be affected by changes in housing values. Re-defaults can result in losses for us that could be greater than we would have paid had the loan not been modified. At this point, we cannot predict with a high degree of confidence what the ultimate re-default rate will be. In addition, because we do not have information in our database for all of the parameters used to determine which loans are eligible for modification programs, our estimates of the number of loans qualifying for modification programs are inherently uncertain. If legislation is enacted to permit a portion of a borrower’s mortgage loan balance to be reduced in bankruptcy and if the borrower re-defaults after such reduction, then the amount we would be responsible to cover would be calculated after adding back the reduction.  Unless a lender has obtained our prior approval, if a borrower’s mortgage loan balance is reduced outside the bankruptcy context, including in association with a loan modification, and if the borrower re-defaults after such reduction, then under the terms of our policy the amount we would be responsible to cover would be calculated net of the reduction.

Eligibility under loan modification programs can also adversely affect us by creating an incentive for borrowers who are able to make their mortgage payments to become delinquent in an attempt to obtain the benefits of a modification. New notices of delinquency increase our incurred losses.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.

The factors that affect the volume of low down payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders,

•	the level of home mortgage interest rates and their deductibility for income tax purposes,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

The Dodd-Frank Act establishes the Bureau of Consumer Financial Protection to regulate the offering and provision of consumer financial products or services under federal law. We are uncertain whether this Bureau will issue any rules or regulations that affect our business or the volume of low down payment home mortgage originations. Such rules and regulations could have a material adverse effect on our financial position or results of operations.

A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our new insurance written and reduce our revenues.  Such a decline could be caused by, among other things, the definition of “qualified residential mortgages” by regulators implementing the Dodd-Frank Act.  See “— The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduction of the number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.”

Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.

In recent years, the level of competition within the private mortgage insurance industry has been intense as many large mortgage lenders reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. During 2010 and the first quarter of 2011, approximately 11% and 9%, respectively, of our new insurance written was for loans for which one lender was the original insured, although revenue from such loans was significantly less than 10% of our revenues during each of those periods. Our private mortgage insurance competitors include:

•	PMI Mortgage Insurance Company,

•	Genworth Mortgage Insurance Corporation,

•	United Guaranty Residential Insurance Company,

•	Radian Guaranty Inc.,

•	Republic Mortgage Insurance Company, whose parent, based on information filed with the SEC through April 18, 2011, is our largest shareholder,

•	CMG Mortgage Insurance Company, and

•	Essent Guaranty, Inc.

Until recently, the mortgage insurance industry had not had new entrants in many years. Recently, Essent Guaranty, Inc. announced that it began writing new mortgage insurance. Essent has publicly reported that one of its investors is JPMorgan Chase which is one of our customers. The perceived increase in credit quality of loans that are being insured today combined with the deterioration of the financial strength ratings of the existing mortgage insurance companies could encourage new entrants. We understand that one potential new entrant has advertised for employees. The FHA, which in recent years was not viewed by us as a significant competitor, substantially increased its market share beginning in 2008.

Our relationships with our customers could be adversely affected by a variety of factors, including tightening of and adherence to our underwriting guidelines, which have resulted in our declining to insure some of the loans originated by our customers, rescission of loans that affect the customer and our decision to discontinue ceding new business under excess of loss captive reinsurance programs. We have ongoing discussions with lenders who are significant customers regarding their objections to our rescissions. In the fourth quarter of 2009, Countrywide commenced litigation against us as a result of its dissatisfaction with our rescission practices shortly after Countrywide ceased doing business with us. See “— We are subject to the risk of private litigation and regulatory proceedings” for more information about this litigation and the arbitration case we filed against Countrywide regarding rescissions. Countrywide and its Bank of America affiliates were the original insured for 12.0% of our flow new insurance written in 2008 and 8.3% of our new insurance written in the first three quarters of 2009. Bank of America recently informed us that it intends, at some point in the future, to implement procedures to enable them to cancel MGIC’s coverage on loans Bank of America purchases from correspondent lenders and substitute coverage from our competitors. In general, a correspondent lender funds loans and then sells them servicing-released to another lender who retains the servicing and either sells the loans to an investor or retains them in portfolio. Traditionally a correspondent lender’s selection of which mortgage insurer insures the loans it funds has not been changed by the lender to which those loans were sold. We estimate that during 2010 approximately 10% of our new insurance written was for loans purchased by Bank of America from correspondent lenders. The effect of Bank of America’s actions on MGIC may depend on the reaction of correspondent lenders and any reaction from the GSEs, as well as other factors. While we will be taking various actions to seek to retain this business, we cannot predict the extent to which Bank of America’s actions will adversely affect us.

We believe some lenders assess a mortgage insurer’s financial strength rating as an important element of the process through which they select mortgage insurers. MGIC’s financial strength rating from Moody’s is Ba3 with a positive outlook and from Standard & Poor’s is B+ with a negative outlook. It is possible that MGIC’s financial strength ratings could decline from these levels. As a result of MGIC’s less than investment grade financial strength rating, MGIC may be competitively disadvantaged with these lenders.

Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders, higher interest rates generally or changes to the deductibility of mortgage interest for income tax purposes, or other factors. The residential mortgage market in the United States has for some time experienced a variety of poor or worsening economic conditions, including a material nationwide decline in housing values, with declines continuing in 2011 in a number of geographic areas. Home values may continue to deteriorate and unemployment levels may remain elevated or increase.

The mix of business we write also affects the likelihood of losses occurring.

Even when housing values are stable or rising, mortgages with certain characteristics have higher probabilities of claims. These characteristics include loans with loan-to-value ratios over 95% (or in certain markets that have experienced declining housing values, over 90%), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or higher total debt-to-income ratios, as well as loans having combinations of higher risk factors. As of March 31, 2011, approximately 26.8% of our primary risk in force consisted of loans with loan-to-value ratios greater than 95%, 8.6% had FICO credit scores below 620, and 11.1% had limited underwriting, including limited borrower documentation, each attribute as determined at the time of loan origination. A material portion of these loans were written in 2005 — 2007 or the first quarter of 2008. In accordance with industry practice, loans approved by GSEs and other automated underwriting systems under “doc waiver” programs that do not require verification of borrower income are classified by us as “full documentation.” For additional information about such loans, see footnote (1) to the Additional Information at the end of this press release.

Beginning in the fourth quarter of 2007 we made a series of changes to our underwriting guidelines in an effort to improve the risk profile of our new business. From time to time, in response to market conditions, we change the types of loans that we insure and the guidelines under which we insure them. In addition, we make exceptions to our underwriting guidelines on a loan-by-loan basis and for certain customer programs. Together these exceptions accounted for fewer than 5% of the loans we insured in the second half of 2010 and fewer than 6% of the loans we insured in the first quarter of 2011. A large percentage of the exceptions were made for loans with debt-to-income ratios slightly above our guideline. Beginning in September 2009, we have made changes to our underwriting guidelines that have allowed certain loans to be eligible for insurance that were not eligible prior to those changes and we expect to continue to make changes in appropriate circumstances in the future. Our underwriting guidelines are available on our website at http://www.mgic.com/guides/underwriting.html.

As of March 31, 2011, approximately 2.8% of our primary risk in force written through the flow channel, and 35.7% of our primary risk in force written through the bulk channel, consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. We believe that when the reset interest rate significantly exceeds the interest rate at loan origination, claims on ARMs would be substantially higher than for fixed rate loans. Moreover, even if interest rates remain unchanged, claims on ARMs with a “teaser rate” (an initial interest rate that does not fully reflect the index which determines subsequent rates) may also be substantially higher because of the increase in the mortgage payment that will occur when the fully indexed rate becomes effective. In addition, we have insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.

Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting guidelines. We do, however, believe that given the various changes in our underwriting guidelines that were effective beginning in the first quarter of 2008, our insurance written beginning in the second quarter of 2008 will generate underwriting profits.

The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.

We set premiums at the time a policy is issued based on our expectations regarding likely performance over the long-term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel the mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition.

During 2010, we began pricing our new insurance written considering, among other things, the borrower’s credit score (“credit-tiered pricing”).  We made these rate changes to be more competitive with insurance programs offered by the FHA. These rate changes have resulted in lower premiums being charged for a substantial majority of our new insurance written. However, beginning in the fourth quarter of 2009, the average coverage percentage of our new insurance written increased. We believe the increased coverage was due in part to the elimination of the GSEs’ reduced coverage programs. Because we charge higher premiums for higher coverages, the effect of lower premium rates under our new pricing plan has been mitigated by the increase in premiums due to higher coverages. We cannot predict whether our new business written in the future will continue to have higher coverages. For more information about our rate changes, see our Form 8-K that was filed with the SEC on February 23, 2010.

In January 2008, we announced that we had decided to stop writing the portion of our bulk business that insures loans which are included in Wall Street securitizations because the performance of loans included in such securitizations deteriorated materially in the fourth quarter of 2007 and this deterioration was materially worse than we experienced for loans insured through the flow channel or loans insured through the remainder of our bulk channel. As of December 31, 2007 we established a premium deficiency reserve of approximately $1.2 billion. As of March 31, 2011, the premium deficiency reserve was $169.9 million, which reflects the present value of expected future losses and expenses that exceeds the present value of expected future premium and already established loss reserves on these bulk transactions.

The mortgage insurance industry is experiencing material losses, especially on the 2006 and 2007 books. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, there is significant uncertainty surrounding what our ultimate losses will be on our 2006 and 2007 books. Our current expectation, however, is that these books will continue to generate material incurred and paid losses for a number of years. There can be no assurance that additional premium deficiency reserves on Wall Street Bulk or on other portions of our insurance portfolio will not be required.

It is uncertain what effect foreclosure moratoriums and issues arising from the investigation of servicers’ foreclosure procedures will have on us.

Various government entities and private parties have from time to time enacted foreclosure (or equivalent) moratoriums and suspensions (which we collectively refer to as moratoriums). There has been public discussion that additional government moratoriums may be effected in the near future if investigations by various government agencies indicate that large mortgage servicers and other parties acted improperly in foreclosure proceedings. We do not know what effect improprieties that may have occurred in a particular foreclosure have on the validity of that foreclosure, once it was completed and the property transferred to the lender.  Under our policy, in general, completion of a foreclosure is a condition precedent to the filing of a claim.

Past moratoriums, which were imposed to afford time to determine whether loans could be modified, did not stop the accrual of interest or affect other expenses on a loan, and we cannot predict whether any future moratorium would do so. Therefore, unless a loan is cured during a moratorium, at the expiration of a moratorium, additional interest and expenses may be due to the lender from the borrower.  For certain moratoriums (e.g., those imposed in order to afford time to modify loans), our paid claim amount may include some additional interest and expenses.  For moratoriums instituted due to investigations into servicers and other parties’ actions in foreclosure proceedings, our willingness to pay additional interest and expenses may be different, subject to the terms of our mortgage insurance policies.  The various moratoriums may temporarily delay our receipt of claims and may increase the length of time a loan remains in our delinquent loan inventory.

In early January, 2011, the highest court in Massachusetts, a state in which foreclosures are accomplished by private sale rather than judicial action, held the foreclosure laws of that state required a person seeking to foreclose a mortgage to be the holder of the mortgage at the time notice of foreclosure was published.  The servicers who had foreclosed in this case did not provide sufficient evidence that they were the holders of the mortgages and therefore they lacked authority to foreclose.  Courts in other jurisdictions have considered similar issues and reached different conclusions. We are studying the effect these decisions may have on our claims process.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. The factors affecting the length of time our insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.

During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003. Future premiums on our insurance in force represent a material portion of our claims paying resources.

Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.

As noted above under “— Even though our plan to write new insurance in MGIC Indemnity Corporation (“MIC”) has received approval from the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”) and the GSEs, we cannot guarantee that the implementation of our plan will allow us to continue to write new insurance on an uninterrupted basis,” we may be required to raise additional equity capital. Any such future sales would dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.

We have $389.5 million principal amount of 9% Convertible Junior Subordinated Debentures outstanding. The principal amount of the debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. On October 1, 2010, we paid interest that we had previously elected to defer on these debentures.  We continue to have the right, and may elect, to defer interest payable under the debentures in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also converted into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We also have $345 million principal amount of 5% Convertible Senior Notes outstanding. The Senior Notes are convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.4186 shares per $1,000 principal amount at any time prior to the maturity date. This represents an initial conversion price of approximately $13.44 per share. We do not have the right to defer interest on these Senior Notes.

While we believe we have settled this matter on a preliminary basis, the Internal Revenue Service had proposed significant adjustments to our taxable income for 2000 through 2007.

The Internal Revenue Service (“IRS”) completed separate examinations of our federal income tax returns for the years 2000 through 2004 and 2005 through 2007 and issued assessments for unpaid taxes, interest and penalties. The primary adjustment in both examinations related to our treatment of the flow-through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits (“REMICS”). This portfolio has been managed and maintained during years prior to, during and subsequent to the examination period. The IRS indicated that it did not believe that, for various reasons, we had established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. We appealed those adjustments and, in August 2010, we reached a tentative settlement agreement with the IRS.  The settlement agreement is subject to review by the Joint Committee on Taxation of Congress because net operating losses incurred in 2009 were carried back to taxable years that were included in the agreement.  A final agreement is expected to be entered into when the review is complete, although we do not expect there will be any substantive change in the terms of a final agreement from those in the tentative agreement.  We adjusted our tax provision and liabilities for the effects of this agreement in 2010 and believe that they accurately reflect our exposure in regard to this issue.

We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.

As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.

The implementation of the Basel II capital accord, or other changes to our customers’ capital requirements, may discourage the use of mortgage insurance.

In 1988, the Basel Committee on Banking Supervision (the “Basel Committee”) developed the Basel Capital Accord (Basel I), which set out international benchmarks for assessing banks’ capital adequacy requirements. In June 2005, the Basel Committee issued an update to Basel I (as revised in November 2005, Basel II). Basel II was implemented by many banks in the United States and many other countries in 2009 and 2010. Basel II affects the capital treatment provided to mortgage insurance by domestic and international banks in both their origination and securitization activities.

The Basel II provisions related to residential mortgages and mortgage insurance, or other changes to our customers’ capital requirements, may provide incentives to certain of our bank customers not to insure mortgages having a lower risk of claim and to insure mortgages having a higher risk of claim. The Basel II provisions may also alter the competitive positions and financial performance of mortgage insurers in other ways.

The discussion above does not reflect the release by the Basel Committee in December 2010 of the nearly final version of Basel III or the subsequent guidance issued in January 2011.   Basel III will increase the capital requirements of certain banking organizations.  Implementation of Basel III will require formal regulations, which have not yet been proposed by the federal banking agencies and will involve a substantial phase-in period.  We are continuing to evaluate the potential effects of the Basel III guidelines on our business.

Our Australian operations may suffer significant losses.

We committed significant resources to begin international operations, primarily in Australia, where we started to write business in June 2007. In view of our need to dedicate capital to our domestic mortgage insurance operations, we have reduced our Australian headcount and are no longer writing new business in Australia. Our existing risk in force in Australia is subject to the risks described in the general economic and insurance business-related factors discussed above. Recent significant increases in housing values in Australia may make these risks more significant than they have been in the past because these increases may make Australian housing values more susceptible to significant future price declines. In addition to these risks, we are subject to a number of other risks from having deployed capital in Australia, including foreign currency exchange rate fluctuations and interest-rate volatility particular to Australia.

We are susceptible to disruptions in the servicing of mortgage loans that we insure.

We depend on reliable, consistent third-party servicing of the loans that we insure. A recent trend in the mortgage lending and mortgage loan servicing industry has been towards consolidation of loan servicers. This reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. In addition, current housing market trends have led to significant increases in the number of delinquent mortgage loans requiring servicing. These increases have strained the resources of servicers, reducing their ability to undertake mitigation efforts that could help limit our losses. Future housing market conditions could lead to additional increases in delinquencies. Managing a substantially higher volume of non-performing loans could lead to disruptions in the servicing of mortgages.  Investigations into whether servicers have acted improperly in foreclosure proceedings may further strain the resources of servicers.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
	(In thousands, except per share data)
Net premiums written	$274,463	$256,058

Net premiums earned	$288,546	$271,952
Investment income	56,543	68,859
Realized gains, net	5,761	32,954
Total other-than-temporary impairment losses	—	(6,052)
Portion of loss recognized in other comprehensive
income (loss), before taxes	—	—

Net impairment losses recognized in earnings	—	(6,052)
Other revenue	2,263	3,057

Total revenues	353,113	370,770
Losses and expenses:
Losses incurred	310,431	454,511
Change in premium deficiency reserve	(9,018)	(13,566)
Underwriting and other expenses, net	57,550	59,945
Interest expense	26,042	21,018

Total losses and expenses	385,005	521,908

Loss before tax	(31,892)	(151,138)
Provision for (benefit from) income taxes	1,769	(1,047)

Net loss	$(33,661)	$(150,091)

Diluted weighted average common shares
Outstanding	200,744	124,889

Diluted loss per share	$(0.17)	$(1.20)

NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains and losses.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	March 31,	December 31,	March 31,
	2011	2010	2010
	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share data)
ASSETS

Investments (1)	$7,203,418	$7,458,282	$7,470,237
Cash and cash equivalents	1,112,334	1,304,154	818,123
Reinsurance recoverable on loss reserves (2)	238,039	275,290	339,427
Prepaid reinsurance premiums	2,138	2,637	3,342
Home office and equipment, net	28,883	28,638	28,745
Deferred insurance policy acquisition costs	8,096	8,282	8,689
Other assets	255,064	256,359	581,854

	$8,847,972	$9,333,642	$9,250,417

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Loss reserves (2)	$5,471,494	$5,884,171	$6,648,106
Unearned premiums	200,661	215,157	265,052
Premium deficiency reserve	169,948	178,967	179,620
Senior notes	376,386	376,329	377,156
Convertible senior notes	345,000	345,000	—
Convertible junior debentures	322,313	315,626	297,321
Other liabilities	353,863	349,337	325,208

Total liabilities	7,239,665	7,664,587	8,092,463
Shareholders’ equity	1,608,307	1,669,055	1,157,954

	$8,847,972	$9,333,642	$9,250,417

Book value per share (3)	$8.00	$8.33	$9.22

(1) Investments include net unrealized gains on securities	63,066	88,424	165,851
(2) Loss reserves, net of reinsurance recoverable on loss reserves	5,233,455	5,608,881	6,308,679
(3) Shares outstanding	201,143	200,450	125,562

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
	(In thousands, except per share data)
Diluted earnings per share contribution from realized gains (losses):
Realized gains and impairment losses	$5,761	$26,902
Income taxes at 35% (1)	—	—

After tax realized gains	5,761	26,902
Weighted average shares	200,744	124,889

Diluted EPS contribution from realized gains and
impairment losses	$0.03	$0.22

(1)	Due to the establishment of a valuation allowance, income taxes provided are not currently affected by realized gains or losses. Management believes the diluted earnings per share contribution from realized gains or losses provides useful information to investors because it shows the after-tax effect of these items, which can be discretionary.

OTHER INFORMATION

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
New primary insurance written (“NIW”) (In millions)	$3,041	$1,796

New primary risk written (In millions):	$741	$409

Product mix as a % of primary flow NIW
> 95% LTVs	1%	1%
ARMs	1%	1%
Refinances	37%	25%

ADDITIONAL INFORMATION

	Q4 2009		Q1 2010		Q2 2010		Q3 2010		Q4 2010		Q1 2011
New insurance written (billions)
Total	$3.0		$1.8		$2.7		$3.5		$4.2		$3.0
Flow	$3.0		$1.8		$2.7		$3.5		$4.2		$3.0
Bulk	$—		$—		$—		$—		$—		$—

Primary IIF (billions) (1)	$212.2		$207.1		$202.4		$196.9		$191.3		$186.9
Flow	$185.0		$180.9		$177.1		$172.6		$168.0		$164.3
Bulk	$27.2		$26.2		$25.3		$24.3		$23.3		$22.6

Prime (620 & >)	$175.2		$171.5		$168.3		$163.5		$159.5		$156.4
A minus (575 - 619)	$12.1		$11.7		$11.3		$11.7		$11.2		$10.8
Sub-Prime (< 575)	$3.2		$3.1		$3.0		$3.0		$2.9		$2.8
Reduced Doc (All FICOs)	$21.7		$20.8		$19.8		$18.7		$17.7		$16.9

Annual Persistency	84.7%		85.6%		86.4%		85.7%		84.4%		83.7%

Primary RIF (billions) (1)	$54.3		$53.0		$51.8		$50.4		$49.0		$47.9
Prime (620 & >)	$44.2		$43.3		$42.5		$41.3		$40.3		$39.6
A minus (575 - 619)	$3.3		$3.2		$3.1		$3.2		$3.1		$2.9
Sub-Prime (< 575)	$0.9		$0.9		$0.8		$0.8		$0.8		$0.8
Reduced Doc (All FICOs)	$5.9		$5.6		$5.4		$5.1		$4.8		$4.6

Risk in force by FICO
FICO 620 & >	90.9%		91.0%		91.0%		91.2%		91.3%		91.4%
FICO 575 - 619	7.1%		7.0%		7.0%		6.9%		6.8%		6.7%
FICO < 575	2.0%		2.0%		2.0%		1.9%		1.9%		1.9%

Average Coverage Ratio (RIF/IIF) (1)
Total	25.6%		25.6%		25.6%		25.6%		25.6%		25.6%
Prime (620 & >)	25.2%		25.2%		25.3%		25.3%		25.3%		25.3%
A minus (575 - 619)	27.3%		27.4%		27.2%		27.1%		27.1%		27.1%
Sub-Prime (< 575)	28.1%		29.0%		28.8%		28.7%		28.8%		28.7%
Reduced Doc (All FICOs)	27.2%		26.9%		27.1%		27.2%		27.2%		27.2%

Average Loan Size (thousands) (1)
Total IIF	$155.96		$155.73		$155.86		$155.78		$155.70		$156.01
Flow	$153.89		$153.78		$154.05		$154.14		$154.25		$154.70
Bulk	$171.72		$170.71		$169.84		$168.51		$167.07		$166.25

Prime (620 & >)	$154.48		$154.43		$154.77		$154.90		$155.05		$155.55
A minus (575 - 619)	$130.41		$129.95		$129.49		$131.21		$130.36		$129.97
Sub-Prime (< 575)	$118.44		$118.04		$117.69		$117.73		$117.41		$117.09
Reduced Doc (All FICOs)	$203.34		$202.12		$201.19		$199.36		$198.00		$197.27

Primary IIF — # of loans (1)	1,360,456		1,329,741		1,298,573		1,263,952		1,228,315		1,197,950
Prime (620 & >)	1,133,802		1,110,680		1,087,418		1,055,731		1,028,507		1,005,244
A minus (575 - 619)	92,741		90,138		87,300		89,414		86,036		83,062
Sub-Prime (< 575)	26,986		26,227		25,505		25,146		24,378		23,647
Reduced Doc (All FICOs)	106,927		102,696		98,350		93,661		89,394		85,997

Primary IIF — Delinquent Roll Forward — # of Loans
Beginning Delinquent Inventory	235,610		250,440		241,244		228,455		223,373		214,724
Plus: New Notices	61,114		53,393		48,181		53,134		50,361		43,195
Less: Cures	(33,167)		(49,210)		(47,290)		(43,326)		(43,191)		(45,639)
Less: Paids (including those charged to a deductible or captive)	(9,175)		(9,194)		(10,653)		(11,722)		(12,257)		(13,466)
Less: Rescissions and denials	(3,942)		(4,185)		(3,027)		(3,168)		(3,562)		(2,929)
Ending Delinquent Inventory	250,440		241,244		228,455		223,373		214,724		195,885

Aging of Primary Default Inventory
Consecutive months in the default inventory
3 months or less	48,252	19%	36,256	15%	35,838	16%	39,516	18%	37,640	18%	27,744	14%
4-11 months	98,210	39%	90,816	38%	71,089	31%	60,472	27%	58,701	27%	57,319	29%
12 months or more	103,978	42%	114,172	47%	121,528	53%	123,385	55%	118,383	55%	110,822	57%

Number of payments delinquent
3 payments or less	60,970	24%	50,045	21%	49,308	22%	52,056	23%	51,003	24%	40,680	21%
4-11 payments	105,208	42%	98,753	41%	80,224	35%	70,681	32%	65,797	31%	61,060	31%
12 payments or more	84,262	34%	92,446	38%	98,923	43%	100,636	45%	97,924	45%	94,145	48%

	Q4 2009		Q1 2010		Q2 2010		Q3 2010		Q4 2010		Q1 2011

Primary IIF — # of Delinquent Loans (1)	250,440		241,244		228,455		223,373		214,724		195,885
Flow	185,828		180,898		172,057		169,259		162,621		147,267
Bulk	64,612		60,346		56,398		54,114		52,103		48,618

Prime (620 & >)	150,642		148,101		141,857		139,270		134,787		123,046
A minus (575 - 619)	37,711		34,821		32,384		32,843		31,566		28,073
Sub-Prime (< 575)	13,687		12,536		11,782		11,465		11,132		10,053
Reduced Doc (All FICOs)	48,400		45,786		42,432		39,795		37,239		34,713

Primary IIF Delinquency Rates (1)	18.41%		18.14%		17.59%		17.67%		17.48%		16.35%
Flow	15.46%		15.38%		14.97%		15.11%		14.94%		13.87%
Bulk	40.87%		39.29%		37.89%		37.58%		37.36%		35.81%

Prime (620 & >)	13.29%		13.33%		13.05%		13.19%		13.11%		12.24%
A minus (575 - 619)	40.66%		38.63%		37.10%		36.73%		36.69%		33.80%
Sub-Prime (< 575)	50.72%		47.80%		46.19%		45.59%		45.66%		42.51%
Reduced Doc (All FICOs)	45.26%		44.58%		43.14%		42.49%		41.66%		40.37%

Reserves
Primary (2)
Direct Loss Reserves (millions)	$6,102		$5,977		$5,699		$5,460		$5,146		$4,766
Average Direct Reserve Per Default	$24,365		$24,775		$24,946		$24,444		$23,966		$24,331
Pool
Direct Loss Reserves (millions)	$596		$664		$684		$712		$730		$697
Delinquent Inventory	44,231		42,664		42,872		43,168		43,329		40,769
Other Gross Reserves (millions) (6)	$7		$7		$6		$7		$8		$8

Net Paid Claims (millions) (1) (3)	$515		$519		$580		$588		$631		$687
Flow	$318		$339		$395		$448		$487		$540
Bulk	$160		$145		$144		$123		$111		$106
Pool — with aggregate loss limits	$27		$33		$43		$48		$49		$69
Pool — without aggregate loss limits	$1		$1		$1		$1		$2		$3
Reinsurance	$(10)		$(17)		$(22)		$(51)		$(36)		$(48)
Other (6)	$19		$18		$19		$19		$18		$17
Reinsurance terminations (3)	$(78)		$—		$—		$(35)		$(3)		$(1)

Prime (620 & >)	$279		$288		$339		$368		$405		$451
A minus (575 - 619)	$58		$62		$70		$63		$70		$76
Sub-Prime (< 575)	$24		$21		$20		$19		$17		$19
Reduced Doc (All FICOs)	$117		$113		$110		$121		$106		$100

Primary Average Claim Payment (thousands) (1)	$52.6		$53.1		$50.9		$48.8		$48.8		$47.9
Flow	$47.4		$48.6		$47.1		$46.6		$46.2		$45.9
Bulk	$67.4		$67.6		$65.9		$59.1		$64.3		$61.7

Prime (620 & >)	$48.6		$49.9		$48.4		$46.1		$47.0		$46.7
A minus (575 - 619)	$46.6		$48.2		$45.8		$42.7		$44.8		$43.2
Sub-Prime (< 575)	$51.1		$49.9		$43.5		$43.8		$42.7		$42.8
Reduced Doc (All FICOs)	$71.4		$68.9		$68.9		$67.3		$63.1		$61.9

Risk sharing Arrangements — Flow Only
% insurance inforce subject to risk sharing	20.9%		20.6%		20.2%		18.4%		17.8%		17.2%
% Quarterly NIW subject to risk sharing	4.6%		4.9%		4.9%		5.4%		5.8%		5.3%
Premium ceded (millions)	$19.6		$19.1		$18.9		$15.5		$14.2		$13.7
Captive trust fund assets (millions) (3)	547		562		568		540		510		486

Captive Reinsurance Ceded Losses Incurred — Flow Only (millions)	$28.8		$22.7		$21.2		$40.2		$19.4		$11.8
Active excess of Loss
Book Year
2005	$4.9		$5.5		$2.5		$4.4		$5.4		$1.8
2006	$4.9		$3.9		$1.5		$3.1		$2.9		$1.4
2007	$9.3		$3.0		$3.2		$5.0		$5.3		$2.8
2008	$0.6		$2.8		$1.7		$2.7		$2.0		$1.8
Active quota Share
Book Year
2005	$1.4		$1.5		$0.8		$3.7		$0.8		$0.9
2006	$2.3		$1.9		$2.2		$5.3		$—		$0.3
2007	$2.7		$3.6		$8.1		$13.6		$2.3		$3.0
2008	$1.0		$0.5		$1.2		$2.9		$(0.1)		$(0.2)
2009	$—		$—		$—		$0.1		$—		$—
Terminated agreements	$1.7		$—		$—		$(0.6)		$0.8		$—

	Q4 2009		Q1 2010		Q2 2010		Q3 2010		Q4 2010		Q1 2011

Other:

Direct Pool Risk in Force (millions)
With aggregate loss limits	$1,478		$1,433		$1,389		$1,219		$1,154		$1,078
Without aggregate loss limits	$1,951		$1,851		$1,773		$1,681		$1,532		$1,398

Mortgage Guaranty Insurance Corporation — Risk to Capital	19.4:1		20.2:1		17.8:1		17.7:1		19.8:1		19.7:1	(4)
Combined Insurance Companies — Risk to Capital	22.1:1		23.2:1		20.6:1		20.6:1		23.2:1		23.0:1	(4)

GAAP loss ratio (insurance operations only) (5)	288.0%		167.1%		103.5%		129.7%		154.0%		107.6%
GAAP expense ratio (insurance operations only)	14.4%		18.4%		15.0%		16.6%		15.4%		16.2%

Note: For the information presented for the third quarter of 2010 and after, the FICO credit score for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” For the information presented in the second quarter of 2010 and before, the FICO score for a loan with multiple borrowers was the income weighted average of the “decision FICO scores” for each borrower. A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used. This change will make our reporting of FICO credit scores consistent with the FICO credit scores that we use for underwriting purposes.

Note: The results of our operations in Australia are included in the financial statements in this document but the additional information in this document does not include our Australian operations, unless otherwise noted, which are immaterial.

(1)	In accordance with industry practice, loans approved by GSE and other automated underwriting (AU) systems under “doc waiver” programs that do not require verification of borrower income are classified by MGIC as “full doc.” Based in part on information provide by the GSEs, MGIC estimates full doc loans of this type were approximately 4% of 2007 NIW. Information for other periods is not available. MGIC understands these AU systems grant such doc waivers for loans they judge to have higher credit quality. MGIC also understands that the GSEs terminated their “doc waiver” programs in the second half of 2008. Reduced documentation loans only appear in the reduced documentation category and do not appear in any of the other categories.

(2)	In periods prior to the fourth quarter of 2010 an estimate of premium to be refunded in conjunction with claim payments was included in Loss Reserves. In the fourth quarter of 2010, we reclassified this liability to Other Liabilities and Premium Deficiency Reserve on the Balance Sheet. The reclassification of amounts related to prior periods approximated $92.0 million.

(3)	Net paid claims, as presented, does not include amounts received in conjunction with termination of reinsurance agreements. In a termination, the agreement is cancelled, with no future premium ceded and funds for any incurred but unpaid losses transferred to us. The transferred funds result in an increase in the investment portfolio (including cash and cash equivalents) and there is a corresponding decrease in reinsurance recoverable on loss reserves. This results in an increase in net loss reserves, which is offset by a decrease in net losses paid.

(4)	Preliminary

(5)	As calculated, does not reflect any effects due to premium deficiency.

(6)	Includes Australian operations